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                                                                       EXHIBIT 6



[Merrill Lynch Life Insurance Company]



                                          April 25, 2002



Board of Directors
Merrill Lynch Life Insurance Company
7 Roszel Road, third floor
Princeton, New Jersey 08540



To The Board of Directors:



This opinion is furnished in connection with the filing of Post-Effective Amendment No. 12 to the Registration Statement on Form S-6 (as so amended, the "Registration Statement") (File No. 33-43058) which covers premiums received under the single premium variable life insurance policies ("Policies" or "Policy") issued by Merrill Lynch Life Insurance Company (the "Company").



The Prospectus included in the Registration Statement describes Policies which are issued by the Company. The Policy forms were reviewed under my direction, and I am familiar with the Registration Statement and Exhibits thereto. In my opinion:



        1. The illustrations of death benefits, investment base, cash surrender values and accumulated premiums included as an exhibit to the Registration Statement for the Policy and based on the assumptions stated in the illustrations, are consistent with the provision of the Policy. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Policy for the ages and sexes shown, than to prospective purchasers of a Policy for other ages and sexes.



        2. The table of illustrative net single premium factors included in the "Death Benefit Proceeds" section is consistent with the provisions of the Polices.



I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name relating to actuarial matters under the heading "Experts" in the Prospectus.



                                          Very truly yours,



                                                 /s/ DEBORAH J. ADLER
                                          --------------------------------------
                                          Deborah J. Adler, FSA, MAAA
                                          Vice President and Chief Actuary